As filed with the Securities and Exchange Commission on November 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	46-2950970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas,

New York, New York 10036

(Address of principal executive offices) (Zip code)

The Move, Inc. 2011 Incentive Plan, as amended

The Move, Inc. 2002 Stock Incentive Plan, as amended

The Move.Com, Inc. 2000 Stock Incentive Plan

The Move, Inc. 1999 Stock Incentive Plan, as amended

The iPlace, Inc. 2001 Equity Incentive Plan

The Hessel 2000 Stock Option Plan

(Full title of the plan)

Michael L. Bunder, Esq.

Senior Vice President, Deputy General Counsel and

Corporate Secretary

News Corporation

1211 Avenue of the Americas

New York, New York 10036

(212) 416-3400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Howard L. Ellin, Esq.

Brandon Van Dyke, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(4)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01 per share
- Outstanding options under the Move Plans (1)(3)	4,335,965	$ 7.46	$32,346,298.90	$3,758.64(5)
- All other awards under the Move Plans (2)(3)	2,491,076	$15.07	$37,540,515.32	$4,362.21(6)
TOTAL	6,827,041		$69,886,814.22	$ 8,120.85

(1)	Represents shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of News Corporation (the “Registrant”) to be issued pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 30, 2014, by and among the Registrant, Magpie Merger Sub, Inc., a Delaware corporation and a wholly-owned, indirect subsidiary of the Registrant, and Move, Inc., (“Move”), a Delaware corporation, pursuant to which Magpie Merger Sub, Inc. merged with and into Move in accordance with Section 251(h) of the Delaware General Corporation Law (the “Merger”), with Move continuing as the surviving corporation. These shares of Class A Common Stock underlie current outstanding and unexercised option awards issued by Move under (i) the Move, Inc. 2011 Incentive Plan, as amended, (ii) the Move, Inc. 2002 Stock Incentive Plan, as amended, (iii) the Move.Com, Inc. 2000 Stock Incentive Plan, (iv) the Move, Inc. 1999 Stock Incentive Plan, as amended, (v) the iPlace, Inc. 2001 Equity Incentive Plan and (vi) the Hessel 2000 Stock Option Plan (together, the “Move Plans”) and assumed by the Registrant in connection with the Merger.
(2)	Represents shares of Class A Common Stock to be issued pursuant to the Merger Agreement. These shares underlie certain outstanding restricted stock awards and restricted stock units awarded under the Move, Inc. 2011 Stock Incentive Plan, as amended, and assumed by the Registrant in connection with the Merger. Awards of restricted stock and restricted stock units are not outstanding under any of the other Move Plans.
(3)	Includes Series A Junior Participating Preferred Stock Purchase Rights attached hereto, for which no separate fee is payable pursuant to Rule 457.
(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act), this registration statement also covers additional shares that may become issuable under the Move Plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.
(5)	Determined on the basis of the weighted average exercise price of $7.46 per share for the 4,335,965 shares issuable upon exercise of currently outstanding options, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.
(6)	Determined on the basis of the average of the high and low sale price of Class A Common Stock as reported in the consolidated reporting system on November 14, 2014 of $15.07 for the 2,491,076 shares referenced in footnote 2, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated into this registration statement by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2014, filed with the SEC on August 14, 2014 (including the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on September 30, 2014 solely to the extent incorporated into the Registrant’s Annual Report on Form 10-K);

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 6, 2014;

(c) The Registrant’s Current Reports on Form 8-K filed with the SEC on August 11, 2014, September 30, 2014 and October 31, 2014; and

(d) The description of the Registrant’s Class A Common Stock contained in the Registrant’s effective registration statement on Form 10 (File No. 001-35769) and all amendments or reports filed with the SEC for the purpose of updating such description.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Registrant, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. Article IX of the Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit; provided that if the DGCL shall be amended to provide for exculpation for any director in any circumstances where exculpation is prohibited pursuant to any of clauses (1) through (4), then such directors shall be entitled to exculpation to the maximum extent permitted by such amendment. The Certificate of Incorporation further provides that any repeal or modification of Article IX shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification in respect of any act or omission occurring prior to the time of any such repeal or modification.

By-laws. Article VII of the Amended and Restated By-laws of the Registrant (the “Amended and Restated By-laws”) provides that each person who was or is made a party to or is threatened to be made a party to, or who is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Registrant or any of its direct or indirect subsidiaries, or is or was serving at the request of the Registrant as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or in any other capacity (hereinafter an “indemnitee”), whether the basis of any such proceeding is alleged action in such person’s official capacity or in any other capacity while holding such office, shall be indemnified and held harmless to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expenses, liability and loss (including attorney’s fees, judgments and fines) reasonably incurred. Except with respect to proceedings to enforce rights to indemnification, the Registrant shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding is authorized by the Board. The Registrant, may, to the extent authorized by the Board, grant indemnification rights and rights to the advancement of expenses to any employee or agent of the Registrant to the fullest extent of Article VII of the By-laws and as permitted by DGCL with respect to the indemnification and advancement of expenses to directors or officers.

Insurance. The Registrant maintains directors’ and officers’ liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, dated as of June 18, 2014, between News Corporation and Computershare Trust Company, N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on June 18, 2014.)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Registrant

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Registrant (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature pages of this registration statement)

99.1	The Move, Inc. 2011 Incentive Plan

99.2	Amendment to the Move, Inc. 2011 Incentive Plan

99.3	The Move, Inc. 2002 Stock Incentive Plan (f/k/a Homestore.com Inc. 2002 Stock Incentive Plan)

99.4	Amendment to the Move, Inc. 2002 Stock Incentive Plan

99.5	The Move.Com, Inc. 2000 Stock Incentive Plan

99.6	The Move, Inc. 1999 Stock Incentive Plan (f/k/a Homestore.com Inc. 1999 Stock Incentive Plan)

99.7	Amendment to the Move, Inc. 1999 Stock Incentive Plan

99.8	The iPlace, Inc. 2001 Equity Incentive Plan

99.9	The Hessel 2000 Stock Option Plan

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of November, 2014.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Robert J. Thomson
Robert J. Thomson
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert J. Thomson, Bedi Ajay Singh and Michael L. Bunder, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 17, 2014.

Name	Title
/s/ Robert J. Thomson Robert J. Thomson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bedi Ajay Singh Bedi Ajay Singh	Chief Financial Officer (Principal Financial Officer)

/s/ Kevin P. Halpin Kevin P. Halpin	Principal Accounting Officer

/s/ K. Rupert Murdoch K. Rupert Murdoch	Executive Chairman

/s/ Lachlan K. Murdoch Lachlan K. Murdoch	Non-Executive Co-Chairman

/s/ José María Aznar José María Aznar	Director

/s/ Natalie Bancroft Natalie Bancroft	Director

/s/ Peter L. Barnes Peter L. Barnes	Director

Elaine L. Chao	Director

John Elkann	Director

/s/ Joel I. Klein Joel I. Klein	Director

/s/ James R. Murdoch James R. Murdoch	Director

/s/ Ana Paula Pessoa Ana Paula Pessoa	Director

/s/ Masroor Siddiqui Masroor Siddiqui	Director

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, dated as of June 18, 2014, between News Corporation and Computershare Trust Company, N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on June 18, 2014.)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Registrant

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Registrant (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature pages of this registration statement)

99.1	The Move, Inc. 2011 Incentive Plan

99.2	Amendment to the Move, Inc. 2011 Incentive Plan

99.3	The Move, Inc. 2002 Stock Incentive Plan (f/k/a Homestore.com Inc. 2002 Stock Incentive Plan)

99.4	Amendment to the Move, Inc. 2002 Stock Incentive Plan

99.5	The Move.Com, Inc. 2000 Stock Incentive Plan

99.6	The Move, Inc. 1999 Stock Incentive Plan (f/k/a Homestore.com Inc. 1999 Stock Incentive Plan)

99.7	Amendment to the Move, Inc. 1999 Stock Incentive Plan

99.8	The iPlace, Inc. 2001 Equity Incentive Plan

99.9	The Hessel 2000 Stock Option Plan